Exhibit 99.2
CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES FINANCING TRANSACTIONS
NEW ALBANY, OHIO, April 8, 2011 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) (the “Company”) announced today a series of financing transactions designed to refinance substantially all of its existing indebtedness. These transactions include:
•	A proposed private offering of new senior secured notes, the proceeds of which the Company intends to use primarily to repay all of the amounts currently outstanding under its existing second lien term loan, 8% Senior Notes due 2013 (the “2005 Notes”) and 11%/13% Third Lien Senior Secured Notes due 2013 (the “2009 Notes” and, together with the 2005 Notes, the “Notes”) and for general corporate and working capital purposes.

•	An expected amendment and restatement of its existing revolving credit facility that will, among other things, (i) increase the revolving credit commitment from $37.5 million to $40.0 million, subject to borrowing base availability, (ii) extend the maturity of the facility to three years after the date of closing, (iii) remove the availability block, (iv) reduce the interest rate by 0.50%, (v) increase the Company’s flexibility to make investments and (vi) permit the financing transactions.

•	The commencement of cash tender offers and consent solicitations with respect to any and all of its outstanding Notes.
Completion of the tender offers is conditioned upon, among other things, the receipt by the Company of the proceeds from the proposed private offering of new senior secured notes, and the consummation of the notes offering, in turn, is conditioned upon the concurrent amendment and restatement of the Company’s existing revolving credit facility.

The table below sets forth certain information about the Notes and the tender offers and consent solicitations.

		Outstanding
		Principal		Tender Offer	Consent	Total
Security	CUSIP	Amount	Consent Date	Consideration[1]	Payment[2]	Consideration[2]
8% Senior Notes due 2013	202608 AC9	$97,810,000	5:00 p.m., New York City time, April 21, 2011	$990	$30	$1,020

11%/13% Third Lien Senior Secured Notes due 2013	202608 AG0	$47,956,298	5:00 p.m., New York City time, April 21, 2011	$1,080	$30	$1,110

1	For each $1,000 principal amount of Notes that are accepted for purchase, excluding accrued but unpaid interest thereon, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.

2	For each $1,000 principal amount of Notes tendered prior to the Consent Date (as defined below) that are accepted for purchase.
In connection with the tender offers, the Company is soliciting the consents of the holders of the Notes to proposed amendments to each indenture governing the Notes and, in the case of the 2009 Notes, to the related security documents (the “Proposed Amendments”). The principal purpose of the consent solicitations and the Proposed Amendments is (i) to eliminate substantially all of the restrictive covenants, (ii) to eliminate or modify certain events of default, (iii) to eliminate or modify related provisions contained in the indentures governing the Notes and (iv) with respect to the 2009 Notes, to eliminate certain conditions to covenant defeasance contained in the indenture governing such notes and to release the liens in respect of such notes. In order for the Proposed Amendments to be effective with respect to an applicable series of Notes, holders of at least a majority of the outstanding aggregate principal amount of such series of Notes must consent to the Proposed Amendments, except that the Proposed Amendments related to the release of the liens in respect of the 2009 Notes require consents from the holders of at least two-thirds of the outstanding aggregate principal amount of the 2009 Notes. Holders who tender Notes are obligated to consent to the Proposed Amendments and holders may not deliver consents without tendering the related Notes.
Each holder who validly tenders and does not validly withdraw its Notes and delivers and does not revoke its consent to the Proposed Amendments with respect to such Notes prior to 5:00 p.m., New York City time, on April 21, 2011, unless extended (the “Consent Date”), will receive (i) with respect to 2005 Notes accepted for purchase by the Company, Total Consideration of $1,020 per $1,000 principal amount of such Notes, which includes $990 as the Tender Offer Consideration and $30 as a Consent Payment, and (ii) with respect to 2009 Notes accepted for purchase by the Company, Total Consideration of $1,110 per $1,000 principal amount of such Notes, which includes $1,080 as the Tender Offer Consideration and $30 as a Consent Payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.
Each of the tender offers is scheduled to expire at 11:59 p.m., New York City time, on May 5, 2011, unless extended (the “Expiration Date”). Tendered Notes may be withdrawn and consents may be revoked at any time prior to the Consent Date but not thereafter. Holders who validly tender their Notes and deliver their consents after the Consent Date will receive only the Tender Offer Consideration applicable to such Notes and will not be entitled to receive a Consent Payment if such Notes are accepted for purchase pursuant to the tender offers.
The Company reserves the right, at any time or times following the Consent Date but prior to the Expiration Date, to accept for purchase all of the 2005 Notes and/or the 2009 Notes (each such time, the “Early Acceptance Time”) validly tendered prior to the Early Acceptance Time. If the Company exercises this option, it will pay the Total Consideration for the 2005 Notes and/or the 2009 Notes, as applicable, accepted for purchase at the Early Acceptance Time on a date (each such date, the “Early Payment Date”) promptly following the Early Acceptance Time. The Company will also pay on the Early Payment Date accrued and unpaid interest up to, but not including, the Early Payment Date on the Notes accepted for purchase at the Early Acceptance Time. The Company currently expects that the Early Payment Date will be April 26, 2011.
Subject to the terms and conditions of the tender offers and consent solicitations, the Company will, following the Expiration Date, accept for purchase all the 2005 Notes and/or the 2009 Notes (such time, the “Final Acceptance Time”) validly tendered prior to the Expiration Date (or if the Company has exercised its early purchase option described above, all the 2005 Notes and/or the 2009 Notes, as applicable, validly tendered after the Early Acceptance Time and prior to the Expiration Date). The Company will pay the applicable Total Consideration or Tender Offer Consideration, as the case may be, for the 2005 Notes and the 2009 Notes accepted for purchase at the Final Acceptance Time on a date (each such date, the “Final Payment Date”) promptly following the Final Acceptance Time. The Company will also pay on the Final Payment Date accrued and unpaid interest up to, but not including, the Final Payment Date on the Notes accepted for purchase at the Final Acceptance Time. The Company currently expects that the Final Payment Date will be May 6, 2011.
The consummation of the tender offers and consent solicitations is conditioned upon, among other things, (i) the receipt by the Company of the proceeds from the issuance of new senior secured notes, (ii) the receipt of the consents of holders of at least a majority of the outstanding aggregate principal amount of each of the 2005 Notes and the 2009 Notes to the Proposed Amendments and (iii) the execution of the supplemental indentures giving effect to the Proposed Amendments.
If any of the conditions are not satisfied, the Company may terminate the tender offers and consent solicitations and return the tendered Notes. The Company has the right to waive any of the foregoing conditions with respect to any series of Notes and to consummate any or both of the tender offers and consent solicitations. The Company also has the right, in its sole discretion, to terminate the tender offers and/or the consent solicitations at any time, subject to applicable law. Neither tender offer is conditioned upon or subject to the completion of the other tender offer.
None of the Company’s board of directors, the dealer manager and solicitation agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes or deliver the related consents, and no one has been authorized to make such a recommendation.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The complete terms and conditions of the tender offers and consent solicitations are set forth in an Offer to Purchase and Consent Solicitation Statement dated today and the related Consent and Letter of Transmittal (the “Offer Documents”) that are being sent to holders of the Notes. In any jurisdiction where the laws require the tender offers and consent solicitations to be made by a licensed broker or dealer, the tender offers and consent solicitations will be deemed made on behalf of the Company by Credit Suisse Securities (USA) LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.
Credit Suisse Securities (USA) LLC will act as dealer manager and solicitation agent for the tender offers and consent solicitations. D.F. King & Co., Inc. will act as the depositary and information agent for the tender offers and consent solicitations. Questions regarding the tender offers or consent solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-2147 (collect). Requests for the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for bankers and brokers) or (888) 628-9011 (for all others).

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electrical wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company, headquartered in New Albany, Ohio, has operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release include statements related to the completion of the tender offers and consent solicitations, which is subject to the satisfaction or waiver of several conditions, including the consummation of the Company’s proposed senior secured notes offering and market and other customary conditions. There can be no assurance that the notes offering or the tender offers and consent solicitations will ultimately be consummated as described or at all. Important assumptions and other important factors could cause actual results to differ materially from those expected. Please refer to the Company’s annual, quarterly and current reports on file with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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